EXHIBIT 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2016 Q3 RESULTS AND EXPANDS SHARE REPURCHASE PROGRAM

PARK CITY, Utah, July 28, 2016/PRNewswire/-Nutraceutical International Corporation (NASDAQ: NUTR) today reported results for the fiscal 2016 third quarter ended June 30, 2016. Net sales for the fiscal 2016 third quarter were $60.8 million, compared to $54.4 million for the same quarter of fiscal 2015. For the third quarter of fiscal 2016, net income was $6.0 million, or $0.65 diluted earnings per share, compared to net income of $4.5 million, or $0.47 diluted earnings per share, for the same quarter of fiscal 2015.
Net sales for the nine months ended June 30, 2016 were $176.3 million compared to $162.8 million for the same period of fiscal 2015. For the nine months ended June 30, 2016, net income was $14.9 million, or $1.59 diluted earnings per share, compared to net income of $11.9 million, or $1.24 diluted earnings per share, for the same period of fiscal 2015.
Operating cash flow for the nine months ended June 30, 2016 was $23.5 million, compared to $21.2 million for the same period of fiscal 2015. The operating cash flow for the nine months ended June 30, 2016, combined with net borrowings of $14.5 million and existing cash, was primarily used to invest $26.2 million in acquisitions of natural product businesses, $6.4 million in purchases of property, plant and equipment and $6.4 million in purchases of common stock for treasury.
Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2016 third quarter net sales grew by 12% primarily as a result of stronger international sales as well as sales from acquisitions completed during this fiscal year. Third quarter net income increased by $1.5 million and Adjusted EBITDA increased by $2.3 million. Management believes that the strong results during our last two quarters reflect the leverage and synergies generated from increased net sales. We are hopeful that our international business will continue to improve during the balance of calendar 2016. We plan to continue to carefully work through the integration of our fiscal 2016 acquisitions, including completing the transition of operations into company-owned facilities, which will take some period of time to complete. We are pleased with the overall contributions these acquisitions have produced to date.”

Mr. Gay continued, “We are actively pursuing complementary acquisitions that can leverage our physical and human infrastructure. The strength of our cash flow and banking relationships should enable management to follow its stated strategy of growing through acquisitions and investing in automation to lower costs. We are considering a number of internal initiatives that could assist management in limiting labor cost pressures through technology. We continue to consolidate our manufacturing and branded business operations into company-owned facilities to gain operational efficiencies. We believe that our branded product portfolio and innovative product formulations, along with our strength in manufacturing, distribution and sales, will continue to provide a solid foundation for the growth of our business in the healthy foods channel and other channels.”
Mr. Gay added, “I am also pleased to announce that on July 26, 2016, our Board of Directors agreed to add an additional one million shares to our previously approved share purchase program, which means the Company is now authorized to buy up to approximately 1.2 million total additional shares of our outstanding common stock. Under this approved share purchase program, the Company may purchase common stock from time to time on the open market and in individually negotiated transactions. The amount and timing of any purchases will be dependent upon a number of factors, including the price and availability of the Company’s shares and general market conditions. The Company currently has approximately 9.2 million shares of its common stock outstanding. The Company has purchased over 1.3 million shares in the last five fiscal years. We thank our customers, employees, and stockholders for continuing to support our long-term business strategy.”

ABOUT NUTRACEUTICAL
We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements. We believe that the consolidation and integration of these acquired businesses provide ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.
We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health™, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis™, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s™. We also own health food stores, which operate under various trade names, including Fresh Vitamins™ and Peachtree Natural Foods®.
            We manufacture and/or distribute one of the broadest branded product lines in the industry, with approximately 7,500 SKUs, including approximately 750 SKUs exclusively sold internationally. We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as "believe," "expects," "plan," "intend," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same including adverse determinations by regulators; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types; (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations, including system interruptions and security/cybersecurity breaches; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control. Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	June 30, 2016	September 30, 2015
Assets
Current assets, net	$92,741	$86,215
Property, plant and equipment, net	83,399	77,645
Goodwill	30,925	24,384
Other non-current assets, net	29,530	24,205
	$236,595	$212,449
Liabilities and Stockholders' Equity
Current liabilities	$21,215	$20,528
Long-term liabilities	46,192	31,674
Stockholders' equity	169,188	160,247
	$236,595	$212,449

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Net sales	$60,836	$54,382	$176,287	$162,830
Cost of sales	29,416	27,955	86,430	83,293
Gross profit	31,420	26,427	89,857	79,537
Operating expenses
Selling, general and administrative	21,895	19,061	64,016	58,404
Amortization of intangible assets	988	729	2,968	2,189
Income from operations	8,537	6,637	22,873	18,944
Interest and other expense, net	326	257	922	827
Income before provision for income taxes	8,211	6,380	21,951	18,117
Provision for income taxes	2,182	1,930	7,063	6,220
Net income	$6,029	$4,450	$14,888	$11,897
Net income per common share
Basic	$0.65	$0.47	$1.59	$1.24
Diluted	0.65	0.47	1.59	1.24
Weighted average common shares outstanding
Basic	9,310,097	9,561,008	9,390,765	9,612,171
Diluted	9,310,097	9,563,999	9,390,765	9,617,091

NUTRACEUTICAL INTERNATIONAL CORPORATION
ADJUSTED EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015

Net income	$6,029	$4,450	$14,888	$11,897
Provision for income taxes	2,182	1,930	7,063	6,220
Interest and other expense, net(1)	326	257	922	827
Depreciation and amortization	3,579	3,195	10,599	9,702
Adjusted EBITDA	$12,116	$9,832	$33,472	$28,646

(1)	Includes amortization of deferred financing fees.
Non-GAAP Financial Measures
Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments. We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance. Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation. Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.